EXHIBIT 10.2

SECOND AMENDED AND RESTATED OFFER LETTER,
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Second Amended and Restated Offer Letter, Confidentiality and Non-Competition Agreement (this “Agreement”) made as of October 5, 2021 (the “Effective Date”), is between Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), and Paul Stone (“Executive”). For purposes of this Agreement, the “Company” shall collectively mean the Company and its subsidiaries and affiliates.

RECITALS

WHEREAS, Executive has previously entered into an Amended and Restated Offer Letter, Confidentiality and Non-Competition Agreement with the Company dated May 16, 2020 (the “Prior Offer Letter”);

WHEREAS, Executive has also previously entered into a retention bonus letter agreement between the Company and Executive dated on or about August 16, 2021 (the “Retention Bonus Agreement”);

WHEREAS, the Company and Executive desire to replace and supersede the Prior Offer Letter in its entirety by entering into this Agreement setting forth the terms of Executive’s continued employment with the Company from and after the Effective Date; and

NOW, THEREFORE, in consideration of the foregoing, the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree as follows:

1.                   POSITION; AT WILL EMPLOYMENT

As of the Effective Date, Executive hereby resigns as Chief Executive Officer of the Company and as a member of the Board of Directors of Hertz Global Holdings, Inc., and the Company hereby agrees to continue to employ Executive as Chief Operating Officer and President of the Company, and Executive agrees to accept such positions. Executive specifically acknowledges that his employment with the Company is and will be “at will” and that, consequently, either Executive or the Company may terminate the employer-employee relationship at any time, for any reason or for no reason at all, subject to the continuing obligations of Executive as set forth in Section 5 of this Agreement.

2.                   DUTIES

As of the Effective Date, Executive shall serve as Chief Operating Officer and President of the Company, and will, honestly and to the best of his ability, perform the duties of such positions. Executive shall report to the Chief Executive Officer of the Company (or the Interim Chief Executive Officer, as applicable). Executive’s duties and authority shall consist of and include all duties, responsibilities and authority customarily performed and held by individuals serving in such positions. Upon the termination of Executive’s employment for any reason (unless otherwise agreed in writing between Executive and the Company), Executive shall be deemed to have resigned, without any further action on Executive’s part, from any and all officer and director positions that Executive, immediately prior to such termination, (i) held with the Company, or (ii) held with any other entities at the direction of the Company.

3.                   COMPENSATION AND BENEFITS

(a)                As of the Effective Date, Executive’s annual base salary shall remain $1,000,000.00 (the “Base Salary”), paid in accordance with the Company’s normal payroll practices.

(b)                Executive’s target bonus under the Company’s incentive cash program for its U.S. and corporate segments for the second half of calendar year 2021 will remain at 140% of his Base Salary (the actual amount of such bonus, the “2021 Annual Bonus”).

(c)                If Executive remains employed by the Company as of March 1, 2022 (the “Target Date”), he shall be entitled to a lump-sum payment from the Company (the “Transition Bonus”), payable within 30 days following the Target Date, equal in value to the total benefits to which Executive would have been entitled under the Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of the Hertz Corporation and its Debtor Affiliates (the “Plan of Reorganization”), which became effective on June 30, 2021, had Executive’s employment been terminated without cause by the Company as of the Effective Date, which the parties agree shall be an amount equal to (1) two (2) times Executive’s Base Salary as of the Effective Date, plus (2) the employer-paid portion of monthly health insurance premium for Executive’s group health insurance coverage, multiplied by 24. Payment of the Transition Bonus shall be contingent upon the execution and effectiveness of a general release of claims. The Transition Bonus is in addition to any amount payable as the 2021 Annual Bonus.

(d)                Executive waives all right to any severance benefits under any severance plan of the Company, including without limitation the Plan of Reorganization or the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “Severance Plan”), except as provided in Section 3(e) below. For the avoidance of doubt, by signing this Agreement, Executive acknowledges and agrees that he is not entitled to make a claim as to any severance benefits in connection with the change in his position with the Company or his resignation from the Board.

(e)                If Executive’s employment is terminated before the Target Date, either (i) by the Company without Cause (as defined in the Retention Bonus Agreement), or (ii) by Executive for Good Reason, Executive’s employment will be treated as having continued through the Target Date for purposes of his entitlement to the Transition Bonus described above and for purposes of the Retention Bonus Agreement and the 2021 Annual Bonus (if any), and the Transition Bonus will be payable within 30 days following the later of the date of Executive’s termination of employment, and the execution and effectiveness of a general release of claims, including customary non-competition, non-disclosure and non-disparagement provisions. The 2021 Annual Bonus, if payable, will be paid on the same schedule as bonuses paid to the Company’s other senior executives. For this purpose, “Good Reason” shall mean that any one of the following events occurs during the Executive’s employment with the Company without Executive’s consent: (i) a material diminution in Executive’s base salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities, provided that neither his agreement to accept the position as President and Chief Operating Officer, nor the employment by the Company of an interim Chief Executive Officer or a permanent Chief Executive Officer, will be considered such a material diminution; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, provided that the employment by the Company of an interim Chief Executive Officer or a permanent Chief Executive Officer will not be considered such a material diminution; (iv) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; or (v) the Company’s material breach of this Agreement. In order for a resignation to qualify as a termination for “Good Reason,” Executive will not be deemed to have Good Reason unless (1) Executive first provides the Company with written notice of the condition giving rise to Good Reason within 30 days of its initial occurrence, (2) the Company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (3) Executive’s resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.

(f)                 Executive shall continue to be eligible to receive a company-provided vehicle for his personal and professional use. The Company retains the right and sole discretion to amend, modify or rescind such policy at any time and for any reason. Executive will continue to be eligible for four weeks’ vacation per the terms and conditions of The Hertz Corporation vacation policy. Executive will continue to be eligible for reimbursement up to $4,000 annually for Financial Planning Services with the provider of Executive’s choice. Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the employee benefit plans and arrangements the Company makes available from time to time to its U.S. senior executives generally, as such plans may be amended from time to time.

(g)                Except as set forth in Section 3(e), Executive shall remain subject to the terms of Retention Bonus Agreement, including the clawback provisions thereunder.

(h)                Payments under this Agreement are subject to all applicable withholding taxes.

4.                   LOCATION

Executive’s role is based out of the Company’s Estero, Florida headquarters. As a condition to Executive’s continued employment, he represents and acknowledges that for the duration of his employment he shall maintain his principal place of residence within thirty (30) miles of the Company’s world headquarters in Estero, Florida.

5.                   CONFIDENTIALITY; RESTRICTIVE COVENANTS

(a)                Confidential Information. Executive recognizes and acknowledges that the business of the Company is highly competitive and that during the course of his relationship with the Company he will have access to significant proprietary and confidential information belonging to the Company. Executive therefore covenants and agrees, for the duration of this Agreement and at all times following its termination, he will not use or disclose (other than in furtherance of Company’s business interests during the term of this Agreement and as authorized by the Company) any confidential proprietary information of the Company, including, but not limited to, customer and supplier lists, customer or prospect information, pricing information, business plans, business development plans or other strategic plans or information, sales and marketing information, patents, patent rights, inventions, trademark or trade name rights, copyrights and other intellectual property rights, techniques, know-how and trade secret information, plans or information regarding the Company’s future products and services and other business and financial information of or relating to the Company or its customers. Executive shall retain all such information in trust for the sole benefit of the Company. Executive agrees that the Company has expended considerable time, effort and expense in assembling and maintaining such information and that such information constitutes both (i) trade secret and/or confidential and proprietary information of the Company and (ii) part of the Company’s goodwill.

(b)                Non-Competition. During the term of this Agreement and Executive’s employment by the Company, and for a period of eighteen (18) months after the termination of Executive’s employment with the Company, whether said termination was voluntary or involuntary (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, whether as a principal, agent, officer, director, partner, employee, consultant, independent contractor or in any other capacity whatsoever, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services or assistance to, or own, share in the earnings of, or invest in the stocks, bonds or other securities of any business, firm, corporation, entity or institution (i) that is directly or indirectly in competition with the Company, (ii) that is, seeks to become or, during the Restricted Period becomes, a creditor, equityholder, or creditor committee member of, or lender or financial advisor to, the Company, or (iii) any other person that has, or during the Restricted Period obtains, an interest in the Company. An individual or entity will be presumed to be in competition with the Company if the individual or entity markets, sells, produces, renders or distributes the same or similar types or kinds of products and/or services as those marketed, sold, produced, rendered or distributed or which were in research and development by the Company at any point during the term of this Agreement. The foregoing restriction will not preclude Executive from owning up to 1% of the stock of a publicly traded company or from engaging in competitive business activities which do not otherwise violate the terms and conditions of subsection (a) or subsection (c) of this Agreement.

(c)                Non-Solicitation. During the Restricted Period, Executive shall not, as a principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity other than the Company, directly or indirectly:

(i)                 Solicit or attempt to solicit any competitive business as described above from any customer or prospective customer of the Company whom Executive came to know, came to service, or came to learn the identity of during course of the Employee’s relationship with the Company;

(ii)               Solicit or induce or attempt to solicit or induce any person who is employed by the Company to leave the Company; or

(iii)             Aid, assist or counsel any other person, firm, corporation, entity or the like to take any of the actions set forth in Section 5(c)(i) or (ii).

(d)                Ownership of Property. All written materials, records and documents made by Executive or coming into Executive’s possession during the term of this Agreement concerning the business or affairs of the Company, together with all intellectual and industrial property rights attached thereto, shall be the sole property of the Company; and, upon termination of Executive’s employment and/or this Agreement or at the request of the Company at any time, Executive shall promptly deliver all such materials and information in his possession or control to the Company. Upon a termination of employment for any reason, Executive shall promptly deliver to the Company all non-personal documents and data of any nature and in whatever medium pertaining to Executive’s employment with the Company, or any other property of the Company (including, without limitation, any electronic equipment) and he shall not take with him any such property, documents or data, in any form or media, of any description or any reproduction thereof, or any documents containing or pertaining to confidential and proprietary information.

(e)                Reasonableness of Restrictive Covenants. In view of the services which Executive will perform for the Company, which services are special, unique and extraordinary in character and which will place Executive in a position of confidence and trust with customers of the Company and will provide Executive with access to confidential and proprietary financial information, trade secrets, “know-how” and other confidential and proprietary information of the Company, Executive expressly acknowledges that the restrictive covenants set forth in this Section 5 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement of such restrictive covenants will not prevent Executive from earning a livelihood or impose any undue burden on Executive or his family. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 5 by him, if such breach or threatened breach is held by the Court to exist, will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the remedies available at law. In addition, in the event a Court determines that there has been a breach or threatened breach or repudiation of Section 5 of this Agreement by Executive, Executive agrees that, in addition to injunctive relief and monetary damages, the Company shall be entitled to recover from Executive its reasonable attorneys’ fees and costs in obtaining any restraining order, preliminary or permanent injunction or any monetary judgment against Executive.

(f)                 Reformation. If any portion of the provisions of this Section 5 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the Court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of the Company as permitted by law, and, as so modified, said provision shall then be enforceable.

(g)                Extension Upon Breach. The period of time during which the provisions of this Section 5 shall apply shall be extended by the length of time during which Executive is deemed to be in breach of any of the terms of this Section 5.

(h)                Non-Disparagement. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, other employees at the level of manager or above, or stockholders holding more than 5% of the Company’s outstanding common stock (or affiliates or principals of such stockholders) in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation. Notwithstanding the foregoing, nothing contained in this Section 5(h) shall prohibit Executive from (i) disclosing truthful information in pursuing or responding to valid claims if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (ii) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

6.                   WAIVER OF JURY TRIAL

Executive expressly waives a trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by the Company against Executive for injunctive relief or for specific performance of any obligation set forth in this Agreement.

7.                   Section 409A

(a)                To the extent permitted under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only as soon as possible in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of Section 409A) (a “Separation from Service”).

(b)                Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments under Section 3(e), shall be paid to Executive during the six-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

8.                   MISCELLANEOUS

(a)                Further Agreement. In February 2022, the parties agree to discuss in good faith whether, and the terms by which, Executive will continue to be employed by the Company after March 1, 2022, including the possibility of an award of equity incentive compensation to Executive, and if mutually acceptable terms can be reached, the parties may at that time enter into a new employment agreement superseding all or part of the terms set forth herein; provided, however, that nothing herein shall create any expectation or obligation on any party to reach agreement on the terms of any such employment agreement.

(b)                Attorney Fees. Executive’s legal fees and expenses actually incurred in connection with the drafting, review and negotiation of this Agreement shall be paid by the Company, subject to Executive’s delivery to the Company of documentation evidencing such fees and expenses; provided, however, that such Company payment or reimbursement shall not exceed $15,000.

(c)                Governing Law, Forum Selection and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to conflict of laws principals thereof. Executive and the Company hereby agree that any action initiated by or on behalf of either party seeking to interpret or enforce the terms of this Agreement shall only be brought in either the Circuit Court of the Twentieth Judicial Circuit, Lee County, Florida or the United States District Court for the Middle District of Florida. The parties consent to the exclusive jurisdiction and venue of said Courts and waive any challenge to personal jurisdiction. The terms of this Agreement may be enforced by the Company or its successors or assigns.

(d)                Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

(e)                Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and, except as stated in this agreement, supersedes and replaces in its entirety all prior agreements and understandings oral or written between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Offer Letter. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or-effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

(f)                 Amendment. This Agreement may not be cancelled, changed, modified or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in written instrument signed by the Company and Executive. A provision of this Agreement may be waived only by written instrument signed by the party against whom or which enforcement of such waiver is sought.

(g)                Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

(h)                Notice. All notices, requests, demands or other communications to the Company and/or Executive under or relating to this Agreement shall be in writing to the address listed on the first page of this Agreement or Executive’s address of record with Company, respectively. Notice shall be duly given if in writing and delivered by hand or mailed by first class, registered mail, return-receipt requested, with postage and registry fees pre-paid.

(i)                 No Cause Event. Executive acknowledges that as of the Effective Date, Executive has not committed any act that would reasonably give rise to a termination of employment for Cause.

(j)                 Interpretation and Construction. The parties agree that this Agreement shall be construed in favor of providing all reasonable protection to the legitimate business interests of the Company. The parties further agree that, in interpreting and enforcing this Agreement, the court shall not employ any rule of contract construction that requires the court to construe narrowly against the drafter of the Agreement and shall consider the Agreement as if each party participated equally in its preparation.

(k)                Survival. Executive’s obligations as set forth in Section 5 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by the Company, and shall survive the termination or expiration of this Agreement.

(l)                 Acknowledgments. Executive acknowledges that he has read this Agreement, that he was given sufficient time and opportunity to review it and to consult an attorney regarding its terms and conditions, and that the Company has recommended to Executive that he consult an attorney prior to execution of this Agreement. Executive further acknowledges that, pursuant to Section 1, this Agreement does not alter Executive’s status as an employee-at-will or in any way limit the Company’s right to terminate the employment relationship at any time.

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IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Tom Wagner
Name: Tom Wagner
Title: Vice Chairperson of the Board of Directors

EXECUTIVE

/s/ Paul Stone
Paul Stone